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                                   EXHIBIT 11


PACIFIC SOFTWORKS, INC.

COMPUTATION OF WEIGHTED AVERAGE
COMMON SHARES OUTSTANDING


                                                       Three Months          Nine Months
                                  Total Number             Ended                Ended
                                    Of Shares      September 30, 1999    September 30, 1999
                                  ------------     ------------------    ------------------
Outstanding shares
as of January 1, 1999               3,200,000            3,200,000            3,200,000

Private placement
of common stock on
2/24/99                               100,000              100,000               79,853


Options treated as
common stock                          140,000              140,000              140,000

Initial public offering
7/29/99                               950,000              950,000              320,146

Sale of underwriters
overallotment 9/13/99                 142,500               26,332                8,874


Total weighted average
shares outstanding                  4,532,500            4,416,332            3,748,873
                                  ===========          ===========          ===========


Net loss                                               $  (872,405)         $(1,336,390)
                                                       ===========          ===========

Net loss per common share
basic and diluted                                      $     (0.20)         $     (0.36)
                                                       ===========          ===========


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